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                                                                  EXHIBIT (a)(3)

                           Offer to Purchase for Cash
                 All of the Outstanding Shares of Common Stock
                                       of
                                   BOLLE INC.
                                       at
                              $5.25 Net Per Share
                                       by
                            SHADE ACQUISITION, INC.
                          a wholly owned subsidiary of
                     WORLDWIDE SPORTS AND RECREATION, INC.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
            TIME, ON JANUARY 4, 2000, UNLESS THE OFFER IS EXTENDED.


                                                                December 2, 1999

To Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

   We have been engaged by Shade Acquisition, Inc., a Delaware corporation ("Acquisition Sub") and a wholly owned subsidiary of Worldwide Sports and Recreation, Inc., a Delaware corporation ("Purchaser"), to act as Information Agent in connection with Purchaser's offer to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Bolle Inc., a Delaware corporation (the "Company"), at $5.25 per Share, net to the seller in cash (the "Offer Price"), on the terms and subject to the conditions set forth in the Offer to Purchase, dated December 2, 1999, and the related Letter of Transmittal (which together with any amendments or supplements thereto collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

   Enclosed herewith are the following documents:

     1. Offer to Purchase, dated December 2, 1999;

     2. Letter of Transmittal to be used by stockholders of the Company in accepting the Offer;

     3. Letter to Stockholders of the Company from the Chairman of the Board of the Company, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9;

     4. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

     5. Notice of Guaranteed Delivery;

     6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

     7. Return envelope addressed to First Chicago Trust Company of New York, the Depositary.
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   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY
TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH, TOGETHER WITH ANY SHARES OWNED BY PURCHASER, ACQUISITION SUB OR ANY OF THEIR AFFILIATES, CONSTITUTES MORE THAN 90% OF THE AGGREGATE OUTSTANDING SHARES (INCLUDING ANY SHARES OUTSTANDING AS OF THE CONSUMMATION OF THE OFFER THAT HAVE BEEN ISSUED UPON THE EXERCISE OF OPTIONS TO PURCHASE, AND THE CONVERSION OR EXCHANGE OF ALL SECURITIES CONVERTIBLE OR EXCHANGEABLE INTO, SHARES), (2) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED, AND (3) PURCHASER HAVING OBTAINED SUFFICIENT FINANCING, ON TERMS AND CONDITIONS SATISFACTORY TO PURCHASER, TO ENABLE CONSUMMATION OF THE OFFER AND THE MERGER. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN SECTION 14 OF THE OFFER TO PURCHASE.

   We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on January 4, 2000 unless the Offer is extended.

   The Board of Directors of the Company has determined that each of the Merger Agreement (as defined below), the Offer and the Merger (as defined below) are fair to and in the best interests of the Company's stockholders and has approved the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger) and recommends that the Company's stockholders accept the Offer, tender their shares to Purchaser and approve and adopt the Merger Agreement and the Merger.

   The Offer is being made pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 24, 1999 by and among the Company, Purchaser and Acquisition Sub, pursuant to which, after the completion of the Offer, Acquisition Sub will be merged with and into the Company and each issued and outstanding Share (other than Shares held in the Company's treasury or beneficially owned by Purchaser or Acquisition Sub or Shares, if any, that are held by stockholders who properly exercise and perfect appraisal rights pursuant to Section 262 of the Delaware General Corporation Law) shall, by virtue of the Merger and without any action on the part of the Company, Purchaser or Acquisition Sub or the holder thereof, be converted into the right to receive, without interest, the Offer Price (the "Merger"). As a result of the Merger, the Company will become an indirect wholly owned subsidiary of Parent. The Merger Agreement is more fully described in Section 12 of the Offer to Purchase.

   In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation of the book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in
Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase)) and (iii) any other documents required by such Letter of Transmittal. Under no circumstances will interest be paid on the Offer Price, regardless of any extension of the Offer or any delay in making such payment pursuant to the Offer.

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   Neither Purchaser nor Acquisition Sub will pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent, as disclosed in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.

   Questions and requests for assistance may be directed to the Information Agent at its addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase. Requests for additional copies of the enclosed materials may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.

                                          Very truly yours,

                                          MORROW & CO., INC.

   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, ACQUISITION SUB, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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